Exhibit 99.1

NEWS RELEASE

APACHE ANNOUNCES EXECUTIVE CHANGES

HOUSTON, Feb. 14, 2014 – Apache Corporation (NYSE, Nasdaq: APA) announced today several changes to its executive organization:

•	Roger Plank, president and chief corporate officer, has elected to retire from Apache.

•	Alfonso Leon, senior vice president and chief of staff, has been appointed executive vice president and chief financial officer, reporting to G. Steven Farris, chairman, chief executive officer and president. Leon will lead Apache’s financial, commercial, stakeholder relations, planning and strategy functions.

•	Tom Chambers will assume the new position of senior vice president, Finance.

“In nearly 33 years at Apache, Roger has been intimately involved in Apache’s direction and profitable growth, and I have valued his insight and perspective on our business, culture and strategy,” Farris said.

Plank began his career in Apache’s Minneapolis office in 1981 as an investment representative and advanced to president of Apache Programs Inc. He became a vice president of Apache in 1987 and provided leadership of the communications, investor relations, government affairs and planning functions. He became chief financial officer in 1997 and president of the company in 2009.

Plank serves on the board of the Alley Theatre in Houston and is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large trade association. He is the lead director of Parker Drilling Co. in Houston, and chairs its compensation committee. He is co-chair of the Alley Theatre’s capital campaign.

Leon has been senior vice president and chief of staff since 2012. He joined Apache in 2009 and has led the evolution of the company’s planning, strategy and investor relations functions.

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“Alfonso has been instrumental in shaping and executing the repositioning of Apache’s portfolio for its next stage of value growth,” Farris said.

Prior to joining Apache, he was a director and head of energy investment banking at Perella Weinberg Partners in London. He also served in various corporate strategy, planning and business development roles at Royal Dutch Shell in London and The Hague. Leon started his career in investment banking with Salomon Smith Barney in New York and Merrill Lynch in London. He holds a bachelor’s degree in Economics from Harvard and an MBA from Harvard Business School.

Chambers joined Apache Corporation in 1995 as director of Corporate Planning before being appointed vice president of Corporate Planning in 2001. He was appointed vice-president of Planning and Investor Relations in 2009 before assuming the role of chief financial officer in 2010 during an unprecedented period of Apache’s growth.

Prior to joining the company, Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with BP plc from 1981 to 1992. He has extensive experience across the oil patch, from Alaska, the lower 48 and the Middle East. He holds a bachelor’s degree in Chemical Engineering from the University of Notre Dame. He is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom, Australia and Argentina. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com.

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CONTACTS:

Media:	(713) 296-7276	Bill Mintz
	(713) 296-6100	Patrick Cassidy
	(713) 296-6662	Bob Dye

Investor:	(281) 302-2286	Brady Parish
Castlen Kennedy
Christopher Cortez
Alicia Reis

Website: www.apachecorp.com

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